Exhibit 21.01


                       SUBSIDIARIES OF CONVERA CORPORATION


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
                                                                                   Jurisdiction of Incorporation

1.   Convera Technologies, Inc.                                                        Delaware

2.   Convera Technologies International, Ltd.                                          United Kingdom

3.   Convera France                                                                    France

4.   Convera Canada, Inc.                                                              Quebec, Canada

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